Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

FOR THE COMBINED COMPANY

On December 16, 2009, the business combination between Alesco Financial Inc. (“AFN”) and Cohen Brothers, LLC (“Cohen”) was completed, whereby Cohen became an approximately 66.2% owned subsidiary of AFN. Prior to the closing of the merger, AFN completed the previously announced 1-for-10 reverse stock split of the outstanding shares of its common stock. After giving effect to the merger and the 1-for-10 reverse stock split, the total number of company shares outstanding on December 16, 2009 was approximately 10.3 million shares. Upon the closing of the merger transaction, AFN changed its name to “Cohen & Company Inc.” and its shares began trading on the NYSE Amex on December 17, 2009 under the trading symbol “COHN.” In accordance with U.S. generally accepted accounting principles (“GAAP”), the transaction was accounted for as a reverse acquisition, and Cohen was deemed to be the accounting acquirer and all of AFN’s assets and liabilities are to be revalued as of the acquisition date.

The following unaudited pro forma condensed combined financial statements of the combined company give effect to the business combination as if the business combination had been completed as of the beginning of the period presented with respect to the pro forma statement of operations, and as of September 30, 2009, with respect to the pro forma balance sheet. We have adjusted the historical consolidated financial statements of both Cohen and AFN to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results. The historical per share amounts of AFN in this section have been adjusted to reflect the AFN reverse stock split that occurred prior to the completion of the business combination. The manner in which Cohen and AFN calculate pro forma financial information may differ from similarly titled measures reported by other companies.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial condition or results of operations that would have occurred if the business combination had been completed on the date or at the beginning of the periods indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting combined company. These statements do not give effect to (1) AFN’s or Cohen’s results of operations or other transactions or developments since September 30, 2009, (2) the impact of possible enhancements, expense efficiencies or synergies expected to result from the business combination, or (3) the effects of events or developments that may occur subsequent to the business combination. The foregoing matters could cause both the combined company’s pro forma historical financial position and results of operations, and the combined company’s actual future financial position and results of operations, to differ materially from those presented in the accompanying unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet and statement of operations and accompanying notes should be read in conjunction with the historical consolidated financial statements of Cohen and AFN.

Cohen and Company, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2009

(Dollars in thousands)

	Historical		Pro Forma
	Cohen	AFN	Adjustments	Note		Combined Company
Assets
Investments in securities	$15,297	$2,354,772	$(2,345,752)	3.1		$23,687
			(630)	3.2
Other investments, at fair value	42,220	—	—			42,220
Investment in loans	—	1,339,712	(1,331,205)	3.1		8,507
Cash and cash equivalents	14,639	90,122	(3,936)	3.3		100,825
Restricted cash	—	59,165	(59,165)	3.1		—
Accrued interest receivable	—	15,007	(14,979)	3.1		28
Intangible assets	9,479	—	—			9,479
Receivables	10,461	—	(111)	3.4		10,350
Due from related parties	1,504	—	—			1,504
Other assets	12,563	30,585	(25,994)	3.1		15,251
			(1,191)	3.6
			(712)	3.3

Total assets	$106,163	$3,889,363	$(3,783,675)			$211,851

Liabilities and equity
Indebtedness
Trust preferred obligations	$—	$137,066	$(137,066)	3.1		$—
Securitized mortgage debt	—	765,521	(765,521)	3.1		—
CDO notes payable	—	2,332,452	(2,332,452)	3.1		—
Recourse indebtedness	34,179	77,726	(24,132)	3.7		87,773

Total indebtedness	34,179	3,312,765	(3,259,171)			87,773
Accrued interest payable	—	16,735	(15,465)	3.1		1,270
Related party payable	—	7,625	(7,514)	3.1		—
			(111)	3.4
Due to broker	11,068	—	—			11,068
Accrued compensation	10,803	—	—			10,803
Derivative liabilities	—	202,691	(202,091)	3.1		600
Accounts payable and other liabilities	11,840	12,532	(8,925)	3.1		20,828
			(3,000)	3.8	(B)
			8,381	3.5

Total liabilities	67,890	3,552,348	(3,487,896)			132,342

Equity
Members’ equity	39,576	—	(39,576)	3.8		—
Common stock, par value	—	60	(50)	3.8		10
Additional paid-in-capital	—	485,126	(428,606)	3.8		56,520
Accumulated other comprehensive loss	(1,303)	(11,946)	11,946	3.8		(1,303)
Accumulated earnings (deficit)	—	(264,791)	267,303	3.8		2,512

Total parent stockholders’ equity	38,273	208,449	(188,983)			57,739
Noncontrolling interests in subsidiaries	—	128,566	(106,796)	3.8		21,770

Total equity	38,273	337,015	(295,779)			79,509

Total liabilities and equity	$106,163	$3,889,363	$(3,783,675)			$211,851

See notes to the unaudited pro forma condensed combined financial statements.

Cohen and Company, Inc

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2009

(In thousands, except share and per share amounts)

	Historical		Pro Forma
	Cohen	AFN	Adjustments	Note		Combined Company
Revenue:
Investment interest income	$—	$271,480	$(270,714)	3.1		$766
Investment interest expense	—	(155,209)	150,467	3.1		(6,633)
			141	3.6
			(2,032)	3.7
Provision for loan losses	—	(134,883)	134,880	3.1		(3)

Net investment income (loss)	—	(18,612)	12,742			(5,870)
New issue	1,225	—	—			1,225
Asset management	23,784	—	—			23,784
Principal transactions and other income (loss)	5,007	—	(408)	3.2		4,599
Net trading	31,918	—	3,576	3.11		35,494

Total revenues	61,934	(18,612)	15,910			59,232

Operating expenses:
Compensation and benefits	52,857	—	180	3.9		53,037
Depreciation and amortization	1,919	—	—			1,919
Related party management compensation	—	10,105	(9,809)	3.1		—
			(296)	3.9
General and administrative	14,890	12,166	(5,412)	3.1		21,644

Total operating expenses	69,666	22,271	(15,337)			76,600

Other income and expense:
Interest and other income (expense)	(3,764)	709	(141)	3.1		(3,196)
Net change in fair value of financial instruments	6	353,326	(315,270)	3.1		38,062
Gain (loss) on other investments and intangible assets	(3,592)	(5,491)	4,497	3.1		(4,586)
Net realized gain (loss) on sale of assets	4,616	(54,674)	16,674	3.1		(33,384)

Income (loss) before provision for income taxes	(10,466)	252,987	(262,993)			(20,472)
Provision for income taxes	(300)	(26,244)	22,241	3.1		(4,303)

Net income (loss)	$(10,766)	$226,743	$(240,752)			$(24,775)
Less: Net (income) loss attributable to noncontrolling interests	11	(86,038)	86,038	3.1		6,930
			6,919	3.8	(A)

Net income (loss) attributable to controlling interests	$(10,755)	$140,705	$(147,795)			$(17,845)

Earning (loss) per share-basic:
Basic earnings (loss) per share	$(0.64)	$23.38				$(1.72)

Weighted-average shares outstanding-basic	16,753,309	6,016,948		3.10		10,345,100

Earnings (loss) per share-diluted:
Diluted earnings (loss) per share	$(0.64)	$23.38				$(1.72)

Weighted-average shares outstanding-diluted	16,753,309	6,016,948		3.10		10,345,100

See notes to the unaudited pro forma condensed combined financial statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(Dollars in thousands, except share and per share data)

Note 1 – Basis of Presentation

The unaudited pro forma condensed combined financial statements give effect to the business combination in a transaction to be accounted for as a purchase business combination in accordance with FASB Accounting Standards Codification (“ASC”) 805, Business Combinations, and as if the acquisition of AFN had been completed as of September 30, 2009, for balance sheet purposes, and at the beginning of the period presented for statement of operations purposes. The business combination will be accounted for as a reverse merger. Accordingly, from an accounting perspective, Cohen will be treated as the acquirer. Cohen will record the acquisition of AFN’s assets and the assumption of AFN’s liabilities at their estimated fair values as of the effective date of the business combination. The consideration transferred (that is, the purchase price or cost of the business combination) will be equal to the market capitalization of AFN’s common stock as of the effective date of the business combination.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the business combination had been completed during the period or as of the dates for which the pro forma data is presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

The purchase price for AFN has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the assumed date of acquisition as described above. The purchase price allocation reflected in the unaudited pro forma condensed combined financial statements is preliminary, and final allocation of the purchase price will be based upon the actual purchase price (market capitalization) and the fair value of the actual assets and liabilities of AFN as of the date of the completion of the business combination. Accordingly, the actual purchase accounting adjustments will likely differ materially from the pro forma adjustments reflected in these statements.

Certain reclassifications have been made to the AFN historical balances in the unaudited pro forma condensed combined financial statements in order to conform to the Cohen presentation. While Cohen and AFN have completed a preliminary review of their respective accounting and financial reporting policies, this review is ongoing. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2 – Purchase Price of AFN

For the purpose of preparing the accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2009, the purchase price was calculated as follows:

AFN shares issued and outstanding	6,015,194
Less: Unvested restricted shares	(31,753)

Total shares subject to acquisition	5,983,441
Multiplied by	$6.50	(a)

Value of shares	$38,892

(a)	The merger agreement required that a 1-for-10 reverse stock split occur prior to the completion of the business combination. $6.50 represents the closing stock price of AFN on December 16, 2009, as adjusted to reflect the impact of the AFN reverse stock split.

The following is a summary of the preliminary allocation of the above purchase price based upon the fair value of the assets and liabilities of AFN as of September 30, 2009:

Total Estimated Fair Value
Assets acquired:
Investments in securities	$9,020
Investment in loans	8,507
Cash and cash equivalents	88,133
Restricted cash	—
Accrued interest receivable	28
Other Assets	3,400
Liabilities assumed:
Trust preferred obligations	$—
Securitized mortgage debt	—
CDO notes payable	—
Recourse indebtedness	(53,594)
Accrued interest payable	(1,270)
Related party payable	(111)
Accounts payable and other liabilities	(12,588)
Noncontrolling interests	—

Net controlling equity	$41,525
Purchase price for net assets acquired	$38,892

Bargain Purchase	$2,633

The allocation of the purchase price to the consolidated assets and liabilities of AFN results in a bargain purchase of $2.6 million (which is essentially the difference between the fair value of AFN’s net assets and its market capitalization as of September 30, 2009). The actual purchase price allocation will be based on fair values as of the date of the merger, which have not yet been finalized.

Note 3 – Pro Forma Adjustments

3.1 We consolidate variable interest entities, or VIEs, if we are determined to be the primary beneficiary, in accordance with the variable interest guidance included in FASB ASC 810, Consolidation, or FASB ASC 810. Prior to the business combination AFN was determined to be the primary beneficiary of several VIEs as a result of its investment in the CDOs and special purpose entities identified in the table below. The historical consolidated financial statements of AFN included the assets and liabilities of the consolidated CDO entities and other special purpose entities identified in the table below. In accordance with FASB ASC 810, we have determined that the business combination triggers a reconsideration of the primary beneficiary of each of the CDOs and other special purpose entities that AFN is invested in. The reconsideration analysis resulted in our determination that we are no longer the primary beneficiary of the CDO entities or other special purpose entities that were previously included in AFN’s historical consolidated financial statements. As a result of this determination, we have included adjustments to the pro forma financial statements to exclude the assets and liabilities identified below from the consolidated financial statements of the combined company.

The following table presents information as of September 30, 2009 with respect to the assets and liabilities of VIEs of which AFN was previously the primary beneficiary that will no longer be included in the consolidated financial statements. Additionally, the table includes the fair value of the deconsolidated investments that will be included in the combined company’s consolidated financial statements.

	TruPS CDOs	Leveraged Loan CLOs	Residential Mortgage Securitization	Kleros Real Estate (MBS) CDOs	Total
Consolidated VIE assets	$1,880,725	$690,127	$712,973	$493,270	$3,777,095
Consolidated VIE liabilities	1,498,655	708,397	769,366	493,270	3,469,688
Noncontrolling interests in consolidated VIE subsidiaries	135,925	(7,359)	—	—	128,566

Net assets attributable to common stockholders	$246,145	$(10,911)	$(56,393)	$—	$178,841

Fair value of investment securities	$—	$2,515	$363	$—	$2,878

3.2 Elimination of Cohen’s investment in AFN common stock and any dividend income and unrealized (gains) losses included in Cohen’s historical financial statements.

3.3 To record cash to be used by Cohen and AFN to pay transaction related costs not disbursed as of September 30, 2009 and the reclassification of previously capitalized Cohen transaction related costs to additional paid in capital. See also note 3.8. The estimated transaction costs include fees paid to investment bankers, legal and accounting professionals, severance and retention costs, and other miscellaneous costs.

The pro forma combined statement of operations for the nine months ended September 30, 2009 includes $5.4 million of material non-recurring professional fee expenses that are directly attributable to the business combination.

3.4 Elimination of Cohen’s $0.1 million receivable from AFN at September 30, 2009 related to services provided under the external management agreement. The corresponding amount was eliminated from AFN’s related party payable balance.

3.5 To record a deferred tax liability relating to the recording of temporary differences resulting from purchase accounting.

3.6 To record the write-off of certain AFN deferred costs, and related amortization of such costs, associated with indebtedness included in AFN’s historical consolidated financial statements.

3.7 The following table includes the estimated fair value adjustments to AFN’s indebtedness. The difference between the fair value as of the date of the business combination and the principal amount of indebtedness will be amortized to earnings over the estimated remaining life of the underlying indebtedness as an adjustment to interest expense:

	Fair Value Adjustment	Weighted- average amortization period (in years)	Pro Forma amortization adjustment (Nine- months ended September 30, 2009)
Recourse indebtedness	$(24,132)	17.8	$(2,032)

3.8 The following table includes the purchase accounting adjustments to total equity:

Investment Description	Deconsolidation of VIEs	Reversal of Historical AFN Equity Accounts	Reclass Cohen Equity to Corporate Presentation	Recognition of Cohen’s Emporia Sale Deferred Income (B)	Issuance of Shares as Merger Consideration	Estimated Transaction Costs	Elimination of Cohen’s Investment in AFN Stock	Bargain Purchase	Allocation to Cohen Unitholder Noncontrolling Interests(A)	Pro Forma Adjustment
Noncontrolling interests	$(128,566)	$—	$—	$—	$—	$—	$—	$—	$21,770	$(106,796)
Members’ equity	—	—	(39,576)	—	—	—	—	—	—	(39,576)
Common stock, par value	—	(60)	10	—	6	—	(1)	—	(5)	(50)
Additional paid-in capital	—	(485,126)	39,566	—	38,886	(1,369)	(629)	—	(19,934)	(428,606)
Accumulated other comprehensive loss	11,946	—	—	—	—	—	—	—	—	11,946
Accumulated earnings (deficit)	(191,441)	456,232	—	3,000	—	(1,290)	—	2,633	(1,831)	267,303

Total equity	$(308,061)	$(28,954)	$—	$3,000	$38,892	$(2,659)	$(630)	$2,633	$—	$(295,779)

(A)	Subsequent to the transaction date, Cohen unitholders that elected to not convert their units to AFN shares will directly hold 33.8% of the membership units in Cohen, which will be the main operating subsidiary of the combined company. This 33.8% ownership interest in Cohen will be accounted for by the combined company as a noncontrolling interest. Below is a summary of amounts allocated to noncontrolling interests:

Cohen’s historical members’ equity as of September 30, 2009	$38,273
Less: Noncontrolling interests in Cohen’s historical balance sheet	—
Elimination of Cohen’s investment in AFN stock	(630)
Recognition of Cohen’s deferred income on Emporia sale	3,000
Other estimated Cohen non-capitalized transaction costs	(2,659)

Cohen’s pre-combination carrying amount of net assets	$37,984
Noncontrolling unitholders’ ownership percentage in Cohen (pre-combination)	55.0%

Allocation of pre-combination carrying amount of net assets to noncontrolling interests		$20,880
Bargain purchase	$2,633
Noncontrolling unitholders’ ownership percentage in the combined company	33.8%

Allocation of post combination bargain purchase to noncontrolling interests		890

Total allocation to noncontrolling interests		$21,770

(B)	As previously disclosed, on February 27, 2009, Cohen sold each of the Emporia I, II and III collateral management contracts (AFN had equity interests in Emporia II and III) to an unrelated third party. The sale of the Emporia II and III collateral management contracts required AFN’s consent as holder of the equity interests in Emporia II and III. In consideration for AFN’s consent to enter into such transaction, Cohen and AFN entered into an arrangement which required Cohen to pay $3 million to AFN in the event that the proposed business combination was not completed. Since the business combination was consummated on December 16, 2009, Cohen was not obligated to pay the $3 million to AFN. Therefore, this adjustment recognizes the deferred revenue included in Cohen’s historical financial statements since the pro forma financial statements reflect the completion of the business combination.

3.9 To reclassify amounts relating to share based compensation to compensation and benefits within the statements of operations. These amounts relate to awards granted by AFN prior to the business combination that remain unvested as of the effective time of the business combination. The unvested shares will vest post-business combination, so long as the individuals continue to provide service to the combined company. Subsequent to the business combination, the awards will be accounted for in accordance with FASB ASC 718, Compensation-Stock Compensation, and therefore, compensation expense is adjusted to reflect the measurement date of the unvested awards to be the effective date of the business combination.

3.10 The pro forma combined weighted-average common shares outstanding is comprised of the following:

Nine-months ended September 30, 2009
AFN weighted-average common shares outstanding prior to merger(1)	6,016,948
Common shares to be issued in connection with registration statement	4,328,152

Total pro forma combined weighted-average common shares outstanding	10,345,100

(1)	The merger agreement required that a 1-for-10 reverse stock split occur prior to the completion of the business combination and therefore, the AFN common shares included above have been adjusted to reflect the impact of the AFN reverse stock split.

3.11 To record the income earned on the retained interests in the CDO and other special purpose entities that were previously consolidated in AFN’s historical consolidated financial statements.